                                                                Rule 424(b)(3)
                                                            File No. 333-88069

                         SUPPLEMENT DATED JULY 21, 2000
                                       TO
                PROFILE DATED APRIL 10, 2000, AS SUPPLEMENTED BY
                         SUPPLEMENT DATED JUNE 26, 2000
                                      AND
              PROSPECTUS DATED APRIL 10, 2000, AS SUPPLEMENTED BY
                         SUPPLEMENT DATED JUNE 26, 2000
                                       OF
                               FUTURITY ACCOLADE
                           VARIABLE AND FIXED ANNUITY
             OFFERED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      The following corrections are made to the Profile dated April 10, 2000, as supplemented (the "Profile"), and the Prospectus dated April 10, 2000, as supplemented (the "Prospectus"), of the Futurity Accolade Variable and Fixed
Annuity:

      1. The summary table of expenses appearing in Section 5, "Expenses," of the Profile is corrected for certain of the Funds as follows:

                                                                                          EXAMPLES:
                                                                                       TOTAL EXPENSES
                                            TOTAL ANNUAL   TOTAL ANNUAL    TOTAL           AT END
                                             INSURANCE        SERIES       ANNUAL    -------------------
SUB-ACCOUNT                                   CHARGES        EXPENSES     EXPENSES    1 YEAR    10 YEARS
------------------------------------------  ------------   ------------   --------   --------   --------
Lord Abbett Growth and Income Portfolio         1.55%          0.87%       2.42%       $97        $287
MFS/Sun Life Utilities Series                   1.55%          0.82%       2.37%       $96        $281

      2. The annual expenses of the Lord Abbett Growth and Income Portfolio and the MFS/Sun Life Utilities Series included in the "Underlying Fund Annual Expenses" table appearing on page 6 of the Prospectus are amended as follows:

                                             MANAGEMENT             OTHER         TOTAL FUND ANNUAL
                                             FEES (AFTER       EXPENSES (AFTER     EXPENSES (AFTER
                                          REIMBURSEMENT)(2)   REIMBURSEMENT)(2)   REIMBURSEMENT)(2)
                                          -----------------   -----------------   -----------------
Lord Abbett Growth and Income Portfolio         0.50%               0.37%               0.87%
MFS/Sun Life Utilities Series (5)               0.75%               0.07%               0.82%

      In addition, the last sentence of Footnote (5) to the "Underlying Fund Annual Expenses" table is deleted in its entirety and replaced by the following:

      "Had these fees been taken into account, "Total Fund Annual Expenses" would have been: 0.75% for the MFS/Sun Life Capital Appreciation Series; 0.82% for the MFS/Sun Life High Yield Series; 1.05% for the MFS/Sun Life New Discovery Series; and 0.81% for the MFS/Sun Life Utilities Series."

      3. The Examples shown for the Lord Abbett Growth and Income Portfolio on pages 8 and 9 of the Prospectus are amended as follows:

      If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Lord Abbett Growth and Income Portfolio.....................    $97        $140       $186       $287

      If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Lord Abbett Growth and Income Portfolio.....................    $25        $77        $132       $287

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FUTURITY ACCOLADE VARIABLE AND FIXED ANNUITY, DATED APRIL 10, 2000, AS SUPPLEMENTED, AND THE CURRENT FUND PROSPECTUSES. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

FUT 341

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